Exhibit 10.37

Cooperation agreement

Party A:

Zhongyan Shangyue Technology Co., Ltd(hereinafter referred to as Party A)

Unified social credit code:

Address: 6107, 6th Floor, Building C4, No.1 Huangchang West Road, Dougezhuang, Chaoyang District, Beijing

person: Jianshuang Wang

Contact number:

Party B: Hangzhou Yikang Yimei Health Technology Co., LTD.

(hereinafter referred to as Party B)

Social credit code:

Address: Room 473, Building 5, East Lake Technology Innovation Center, No. 2199 Jiangdong Avenue, Yipeng Street, Qiantang District, Hangzhou City, Zhejiang Province

person: Yubin Wang

Contact number:

Whereas Party A is a company incorporated in China and has abundant online media and Internet e-commerce platform resources and many years of e-commerce marketing experience, Party B is a comprehensive company specializing in import trade and planting, with business covering more than a dozen countries and regions such as Peru, Hong Kong, Shenzhen, Jiangsu, Yunnan, Sichuan, Xinjiang and Gansu. Has a modern sales channel business line, the use of international advanced sales platform technology, scientific management, complete qualifications. In the spirit of win-win cooperation and through friendly consultation, the parties hereby agree as follows on matters of cooperation.

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I.	Content of cooperation

1)	Party B shall be responsible for the production, processing and delivery of its brand products.

2)	All products of Party B and the whole series of products authorized by the Kangduoyuan brand shall be granted to Party A for exclusive omni-channel sales.

II.	Term and scope of cooperation

1)	Term of cooperation: From July 10, 2024 to July 1, 2027.

2)	Scope of cooperation: omni-channel exclusive sales.

III.	Method of settlement

1)	Party B shall supply the goods to Party A in the form of cost price, and Party A shall have the right of unified sales pricing, pricing and activity planning according to market conditions.

2)	Invoice requirements: The payer shall issue a formal, legal and valid VAT special invoice with the corresponding proportional amount to the payer.

3)	Both parties shall bear their respective taxes and fees in accordance with the relevant regulations of the People’s Republic of China on taxes and fees, and pay taxes in accordance with law.

4)	Party B’s bank account information:

Account name:

Opening bank:

Bank address:

Account number:

Detailed address:

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IV.	Rights and Responsibilities of both parties

1)	Both parties shall actively use their brand influence and resources to introduce customer resources for cooperation;

2)	Each Party shall actively cooperate with the other party in publicity and marketing of the cooperation;

3)	Each Party shall provide the list and fee data of all customers truthfully and accurately, and the list and data shall be transparent to the other party, and the parties promise that there will be no falsification;

4)	Party A and Party B are independent economic entities, operating independently, accounting independently, and assuming their own profits and losses. Neither party shall be directly and severally liable for the debts of the other party;

5)	Each party shall assign relevant personnel to cooperate with the other party to collect and contact the required information; Party B shall provide Party A with relevant materials required for cooperation and assist Party B in online operation and other related work to ensure smooth progress of cooperation according to schedule requirements;

6)	Without the consent of Party A, Party B shall not have private contact with the sponsors, customers and their staff of the other party, and shall refer the matter to the personnel designated by Party A for handling;

7)	Both parties confirm that the results of online sales achieved during the cooperation shall be owned by Party A;

8)	Party B shall ensure that its authorization to Party A hereunder is legal and effective, that it has fully obtained the authorization of the right holder, and that Party A will not infringe the legitimate rights and interests of any third party or cause unnecessary disputes when using such authorization;

9)	Party B warrants that the products provided shall comply with relevant Chinese laws, regulations and industry standards and shall not infringe upon the legitimate rights and interests of any third party. Otherwise, Party B shall compensate Party A for any losses caused by Party B, including but not limited to direct economic losses and indirect economic losses.

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V.	Confidentiality

Either Party shall keep confidential the confidential information and information of the other party (hereinafter referred to as “Confidential Information”) that is known or accessed by the other party in connection with the execution or performance of this Agreement; Neither party shall disclose such confidential information to any third party without the written consent of the other party. Either Party shall, at the request of the other party, return, destroy or otherwise dispose of any documents, materials or software containing the confidential Information of the other party, and shall not continue to use such Confidential Information. After the termination of this Agreement, the obligations of the parties hereunder shall not be terminated, and the parties shall still comply with the confidentiality provisions hereof and perform their confidentiality obligations as promised. The confidentiality period is permanent.

VI.	Liability for breach of contract

Any failure or incomplete performance by either party of its obligations under the terms of this Agreement or breach of its commitments or warranties hereunder shall constitute a breach of contract. The breaching party shall bear all economic losses caused by the breaching party, including direct economic losses and indirect economic losses.

VII.	Validity and termination of the Contract

1)	This Agreement shall come into force upon being signed and sealed by both parties. After the expiration of the Agreement, if Party A and Party B continue to cooperate as desired, the cooperation period may be extended, which shall be determined by another agreement signed by Party A and Party B.

2)	This Agreement may be terminated upon mutual agreement of both parties.

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VIII.	Others

1)	Matters not covered herein and matters to be changed shall be determined in the form of a supplementary agreement after negotiation between the parties, and the supplementary agreement and attachments shall have the same effect as this Agreement. In case of conflict, the later date of signature shall prevail.

2)	Any dispute between Party A and Party B shall be settled through negotiation. If no agreement can be reached through negotiation, a lawsuit may be filed with the people’s court at the place where the contract is signed.

3)	The invalidity of some provisions hereof shall not affect the validity of other provisions hereof.

4)	This Agreement shall be governed by the laws of the People’s Republic of China.

5)	This Agreement is made in two originals, with one held by each party. Both originals shall come into force after being signed and sealed by both parties and shall have the same binding force and legal effect.

---- (There is no text below, for signing information and attachments) ----

Party A: Zhongyan Shangyue Technology Co., Ltd

Party B: Hangzhou Yikang Yimei Health Technology Co., LTD.

Date of signature:

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